EXHIBIT 4.3

                       CONSULTING SERVICES AGREEMENT
                         WITH ANTONY M. SANTOS, ESQ.

     This consulting services agreement ("Consulting Agreement") is made as of this 13th day of March, 2003, by and between the undersigned Antony M. Santos, Esq. ("Consultant"), with an office located at 2654 West Horizon Ridge Parkway, Suite 3-B Henderson, NV 89052 and Trezac International Corporation, 20500 Meeting Street Boca Raton, Florida 33434, (referred to herein as the "Company"), with Consultant and Company collectively sometimes herein referred to as the "Parties". The Parties hereto, for ten (10) dollars and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

     WHEREAS, the Company (a Texas corporation) is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "TREZV;" and

     WHEREAS Antony M. Santos is an attorney duly licensed in the State of Connecticut, who, from time to time provides certain specified consulting services which services the Company desires to secure; and

     WHEREAS, the Company wishes to retain the Consultant on a non-exclusive basis; and

     IT IS, THEREFORE agreed that:

1. Services. The Company shall retain Consultant for general corporate consulting purposes and specifically so as to facilitate the Company's efforts in generally complying with the form and formatting requirements as promulgated by the 1933 Securities Act as amended and the 1934 Exchange Act as amended. Nothing contained herein shall oblige consultant to ascertain the sufficiency of substantive information contained in any filing made by the company nor shall the Consultant be responsible or liable for any representations, misrepresentations, or omissions which may be alleged to be materially inaccurate or in existence respectively.

            The Company understands that any and all suggestions, opinions or advice given to the Company by Antony M. Santos, Esq. are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or decisions made lies solely with the Company and not with Antony M. Santos, Esq.

2. Term. The term of this Consulting Agreement shall be from the date hereof until the end of the fiscal year 2003 (the "Term").





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3.  Compensation.  As compensation for entering into this Consulting Agreement and for services rendered over the Term, the Consultant shall be issued twenty-five thousand (25,000) common shares of the Company's common stock, par value $0.0001 per share. The Company hereby agrees to register the shares of common stock on a Form S-8 registration statement. The Shares of Common Stock to be issued to Consultant shall be duly authorized and validly issued, fully paid and unassessable, free of liens, encumbrances and restrictions on transfer, and shall be issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended, and any relevant state securities laws or pursuant to valid exemptions therefrom.
4. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. The parties consent to the jurisdiction of the courts of the State of Nevada and the United States District Court of Nevada, and their respective appellate Courts and further waive objection to venue in any such court for all cases in controversy relating to disagreement or the relationship between the parties.

5. Independent Contractor Relationship. Consultant and the Company are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

6. Indemnification. Company shall indemnify and hold harmless the Consultant from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any or omission by Company. The Consultant shall indemnify and hold harmless the Company from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any act or omission by the Consultant.

7.  Miscellaneous.

           7.1  Assignment. This Agreement is not transferable or assignable.

           7.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this agreement by the other party, and acceptance of such fax copies shall create a valid and binding agreement between the parties.

          7.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

          7.4 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.


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          7.5  Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

         7.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.


March 13, 2003

                                            TREZAC INTERNATIONAL CORPORATION

                                            By: /s/  Paul Taylor
                                            --------------------------------
                                                     Paul Taylor
                                                     President

AGREED AND ACCEPTED

By: /s/ Antony M. Santos
-------------------------
        Antony M. Santos
        2654 West Horizon Ridge Parkway, Suite 3-B
        Henderson, NV  89052

25,000 Shares. Number of Shares to be issued to Antony M. Santos, Esq. pursuant to this agreement.

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